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                                                                 EXHIBIT 10.24

                      [ARTHROCARE CORPORATION LETTERHEAD]


June 20, 1997


Michael Baker
14364 Via Baroda
Rancho Santa Fe, CA 92067

Dear Mike:

On behalf of ArthroCare Corporation (the "Company") and the Board of Directors, I am pleased to invite you to join the Company as our next President and Chief Executive Officer, and Member of the Board of Directors. In this position, you will be expected to devote your full business time, attention, and energies to the performance of your duties with the Company. The effective date of your employment will be as soon as reasonably possible, and you will be reporting directly to the Board of Directors.

The terms of this offer of employment are as follows:

1. Compensation: Your annual salary for FY '97 will be $250,000.00. The Company will pay you $9,615.38 bi-weekly in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

        Fifty (50) percent of your 1997 actual compensation will be paid to you as a bonus on January 1, 1998.

        Your base salary will be revised on January 1, 1998. You will present a FY '98 plan for the Company to the Board. Your target bonus will be fifty (50) percent of your 1998 salary and it will be paid to you in January 1999, subject to meeting the Company's objectives for 1998, which will be set by you and the Board of Directors.

2. Benefits: You will be entitled, during the term of your employment, to the Company's standard benefits covering employees, as such may be in effect from time to time. You will also be entitled to four (4) weeks of paid vacation per year.
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Michael Baker
June 20, 1997
Page 2 of 4


3. Stock Options: Subject to action at the Company's next Board of Directors Compensation Committee meeting and compliance with applicable state and federal securities laws, the Company will grant you an option to purchase 300,000 shares of the Company's Common Stock pursuant to the Company's 1993 Stock Plan (the "Plan"), a copy of which will be provided to you. The exercise price of the option will be the closing price of the Company's Common Stock on June 20, 1997. The option will vest over four years with 1/48 of the shares vesting at the end of each full month until all shares are vested, subject to all provisions of the Plan and your continued employment with the Company. In the event that the Company is sold, the vesting of stock will accelerate and you will become fully vested (subject to the Golden Parachute provision which limits salary to three (3) times base).

4.      [*****]

5. Relocation Expenses: You shall be paid a lump sum payment of $95,000 to cover the reasonable and customary out-of-pocket expenses associated with (i) the sale of your current residence, including real estate commission and reasonable and customary closing expenses paid by you;
        (ii) relocation of family and household goods, including travel; (iii) temporary living expenses in the Bay Area; and (iv) federal and state taxes related to relocation. Expenses in excess of $95,000 will be your responsibility. In addition, the Company will pay for the expenses incurred in housing hunting trips, and trips to visit your family during the time you are here and your family is in San Diego.

6. Relocation Loan: In the event you purchase a home in the Bay Area, the Company will agree to lend you $500,000 (the "Relocation Loan") provided that you obtain a first mortgage that permits a second mortgage to be placed against the residence at the close of escrow. Such Relocation Loan will be advanced to you in two parts: [*****] The balance of the $500,000 loan will be advanced to you at the close of escrow and the entire $500,000 will be secured by a second mortgage interest in the purchased home and will bear interest at the minimum applicable federal rate; provided, however, in the event that if the Relocation Loan can be structured as an "employee-relocation loan" (as that term is defined under Treasury Regulations), the loan will be interest free.



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*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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Michael Baker
June 20, 1997
Page 3 of 4

7. Loan Repayment: The Relocation Loan (including any accrued interest) will be due and payable upon the first to occur of:

        a) following a sale or transfer of the property or any interest therein;

        b) if you choose to leave the employment of ArthroCare, the loan becomes immediately payable; if ArthroCare terminates your employment, then the loan will be due and payable in twelve months thereafter;

        c) pursuant to Section 3 above in the event the Company is sold, then the loan will be due and payable in twelve months thereafter.

8. At-Will Employment: You should be aware that under California law your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards, or compensation other than as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination (subject to the provisions of paragraph 9 below).

9. Severance Agreement: While the Company is free to terminate your employment at any time, for any reason or no reason, in the event of termination of your employment by the Company without Justifiable Cause (as defined below), you will be entitled to your monthly base salary paid each month for twelve (12) months. During those 12 months, you will receive no bonuses and vesting of stock would cease. You would continue to receive health and other employee benefits that the Company provides. These payments and benefits will terminate when you take your new employment within the twelve month period. However, we will make up the difference should your salary at the new position be less than that at ArthroCare, again, limited to the overall twelve month period. In the event you terminate your employment with the Company or the Company terminates your employment for any Justifiable Cause, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may be available in accordance with the Company's established employee plans and policies at the time of termination.

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Michael Baker
June 20, 1997
Page 4 of 4

9. Severance Agreement, continued: The term "Justifiable Cause" shall include the occurrence of any of the following events: (i) the conviction of, plea of nolo contendere in, felony or a crime involving moral turpitude, (ii) the commission of an intentional act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) the commission of an act, or failure to act, which the Board of Directors of the Company shall reasonably have found to have involved gross misconduct or gross negligence in the conduct of your duties and (v) alcoholism, drug dependency or habitual absenteeism which interferes with the performance of duties.

10. Immigration Laws: For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identify and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company will be terminated.

11. Proprietary Information Agreement: As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Proprietary Information Agreement.

Mike, we look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me. This offer will terminate if not extended or accepted on or before June 30, 1997.

Sincerely yours,

ArthroCare Corporation

/s/ HIRA V. THAPLIYAL
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Hira V. Thapliyal
President and CEO

ACCEPTED:

/s/ MICHAEL BAKER                               6/22/97
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Michael Baker                                   Date